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The following supplements the transcript filed on Schedule 14A with the Securities and Exchange Commission on May 7, 2009 to include the question and answer portion of SiRF’s first quarter 2009 financial results call:

SiRF TECHNOLOGY HOLDINGS, INC.

4th Quarter 2008 Financial Results

May 5, 2009

Operator

Good day and welcome to the SIRF Technology Holdings Incorporated first quarter 2009 financial results conference call. All participants are currently online and on listen-only mode, and please note this call may be recorded and also note that there will be an opportunity to ask questions later on in the call. At that time if you would like to raise or ask a question, you can do so by pressing the * and then 1 on your telephone. I would now turn the program over to our moderator for today, Dennis Bencala, SiRF’s Chief Financial Officer. Please go ahead.

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Good afternoon. This is Dennis Bencala, Chief Financial Officer at SIRF Technology. Welcome to our first quarter 2009 earnings conference call. Please see our first quarter 2009 earnings release and the first quarter 10-Q that were issued earlier today and are also available on SiRF’s website.

Participating on the call today with me will be Dado Banatao, SiRF’s Executive Chairman and Acting Chief Executive Officer, John Quigley; Vice President of Engineering; and Kanwar Chadha, our founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing.

First, Dado will provide a brief update on the pending SiRF-CSR merger transaction. Then I will take you through the first quarter 2009 numbers and provide guidance for the second quarter. Finally, Kanwar will provide a review of the strategic benefits of our planned combination with CSR.

Before I begin I need to mention this call will contain certain forward-looking statements, which represent the current expectations and beliefs of management of SiRF concerning our financial results and the outlook for the proposed merger between SiRF and CSR, including statements relating to anticipated financial and operating results, potential cost savings and other statements including words such anticipate, believe, plan, estimate, expect, intend, will, should, may and other similar expressions.

The forward-looking statements we make on this call, including our projections for the second quarter, are based on our current expectations with respect to future events, including contemplated changes in our organization, strategic product development and planning, and potential benefits related to these contemplated changes in terms of our projected future revenue, gross margin, operating expenses, litigation expenses, DSO, tax rate, earnings per share, product portfolio and the strength of our company, among others.

These statements are not guarantees of future results and are subject to a significant number of risks and uncertainties. These risks and uncertainties include the ability to obtain the approval of the contemplated merger transaction by SiRF stockholders and CSR’s shareholders, the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction, the ability to realize the anticipated synergies from the transaction in the amounts and/or in the timeframes anticipated, the ability to integrate SiRF’s business into CSR’s business in a timely and cost-effective manner, the combined company’s ability to develop and market a multi-function radio product, the extent to which current weak economic conditions will continue into the future, the difficulty in predicting sales even in the short term in light of current economic conditions, factors affecting the quarterly results of each company, such as our sales cycles, price reductions, dependence on and qualification of foundries, production capacity, uncertainty of demand, changes in customer relationships, our product warranties, and the impact of litigation and other legal proceedings.

We ask that you keep these in mind to the extent you are relying on any forward-looking statements made during this call. Information provided here speaks only as of this date and SiRF disclaims any duties to update the information herein.

For a more thorough discussion of the risks associated with these forward-looking statements, please refer to our press release from earlier today and our periodic reports filed with the SEC including our current quarterly reports on Form 10-Q and annual report on Form 10-K. In particular, and without limitation, we will refer you to Item 1-A, risk factors of our quarterly report on Form 10-Q for the quarter ended March 28, 2009.

In addition, on this call and in the press release from earlier today we discussed our financials on both a GAAP and non-GAAP basis. The non-GAAP financial measures included in our press release today and discussed on this call are included with the intention of providing investors a more complete understanding of our operational results and trends, which should only be used in conjunction with the results reported in accordance with GAAP numbers. The non-GAAP financial measures should enable investors to analyze our base financial and operating performance and to facilitate period-to-period comparisons and analyses of operating trends. Non-GAAP measures presented and discussed today, presentations and similar documents issued by us exclude such charges as stock compensation, amortization of acquisition-related intangible assets and certain non-recurring non-cash impairment charges. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP has been included in our press release. Before I get into the details on the quarter I’d like to introduce Dado, who will provide an update on the announced merger with CSR.

Dado Banatao – SiRF Technology Holdings, Inc. – Executive Chairman and Acting Chief Executive Officer

Thanks, Dennis. Thank you all for joining us today on this call. I am pleased to announce that the SiRF—CSR merger continues to move forward and as previously announced we expect to complete the merger in the second quarter, subject to regulatory and stockholder approvals. On March 25, 2009 the HSR antitrust waiting period with respect to the proposed transaction expired. In addition SiRF and CSR are making good progress towards obtaining the necessary regulatory approvals from the SEC and UK Listing Authority. We are working toward mailing our proxy statement to SiRF stockholders by mid-May and are looking forward to stockholder approval for this strategic transaction.

Now, I would like to turn the discussion over to Dennis to cover our first quarter financial results and provide guidance for the second quarter.

Dennis Bencala – SiRF Technology Holdings, Inc. – Chief Financial Officer

Thank you, Dado.

SiRF recorded revenues for the first quarter 2009 of $34.2 million which is at the high end of first quarter guidance of $30 million to $35 million.

The first quarter 2009 sales breakdown by product platform was approximately 45% in automotive, slightly more than 45% in wireless and slightly less than 10% in consumer platforms. First quarter revenue was comprised of $32.3 million of product sales and approximately $1.9 million of license royalty and service fees.

SiRF’s GAAP gross profit for the first quarter 2009 was $13.8 million or 40.2% of net revenue. First quarter GAAP gross profit includes stock compensation charges of $0.3 million and amortization of acquisition-related intangible assets of $2.2 million.

SiRF’s non-GAAP gross profit for the first quarter 2009 was $16.2 million or 47.4% of net revenue. First quarter non-GAAP gross profit excludes stock compensation charges of $0.3 million and amortization of acquisition-related intangible assets of $2.2 million.

SiRF’s GAAP net loss for the first quarter of 2009 was $16.9 million or a loss of $0.27 per diluted share based on 62.8 million diluted weighted average shares outstanding.

The first quarter 2009 net loss includes $6.8 million of stock compensation expense, $3.0 million in amortization of the acquisition-related intangible assets, $0.7 million of restructuring charges and the $7.3 million gain on a note receivable previously recorded as impaired.

We recorded a non-GAAP net loss in the first quarter of 2009 of $13.8 million or a loss of $0.22 per diluted share again within our first quarter guidance of -$0.18 to -$0.23 per diluted share.

Non-GAAP net loss for the first quarter of 2009 excludes $6.8 million of stock compensation expense, $3.0 million in amortization of acquisition-related intangible assets, $0.7 million of restructuring charges and a $7.3 million gain on a note receivable that was previously recorded as impaired.

SiRF’s first quarter 2009 Non-GAAP Operating Expense of $29.9M, which includes both litigation and merger related expenses, represents a $10.5 million quarter-over-quarter reduction from our first quarter 2008 Non-GAAP Operating Expense level of $40.4 million.

The combined chipset volume decreased approximately 36% during the first quarter of 2009 as compared to the first quarter of 2008, while ASPs declined approximately 16% over the same period. The combined chipset unit volumes in the first quarter of 2009 decreased approximately 21% from the fourth quarter of 2008, while ASPs decreased 7%.

Headcount at the end of the first quarter of 2009 was 505 versus 571 at the end of the fourth quarter of 2008. This reduction in headcount is a result of the continuing reduction in force announced in December and to a lesser extent some additional employee attrition.

First quarter 2009 DSO was 58 days compared to 32 days in the fourth quarter 2008. The increase in DSO is primarily due to the timing of shipments being later in the quarter. Inventory turns in the first quarter 2009 were at 5.8, down from 6.3 in the fourth quarter 2008 as the Company continues to manage inventory, however, due to the lower first quarter sales volume the inventory turnover is slightly lower.

SiRF had cash, cash equivalents and short-term investments of approximately $110 million as of March 28, 2009, compared to approximately $116 million at December 27, 2008. SiRF’s cash balance was positively affected by completing a $9 million outstanding loan settlement.

The geographic revenue for the quarter by region was Asia-Pacific at 50%, US and the Americas at 42% and Europe at approximately 8%.

And now I’ll turn to our second quarter outlook.

Although we have seen increasing traction from our newer products and early signs of customer demand stabilization we remain cautious in our outlook due to on going competitive pressures, SiRF’s existing patent litigation and the continued, prevailing macro-economic uncertainties.

Accordingly, we are guiding second quarter 2009 revenues in the range of $42 million to $46 million and non-GAAP EPS from a loss of $0.11 to a loss of $0.16.

Although we do not provide the specific gross margin guidance, we currently anticipate that our second quarter non-GAAP gross margins will be similar to our first quarter 2009 non-GAAP gross margins.

Now with that, I will turn it over to Kanwar to provide further update and some additional perspective on the planned strategic merger with CSR.

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

Thank you, Dennis. As you know, this transaction unites two market and technology leaders in their respective fields who as a combined company will be able to deliver a strong portfolio of innovative products in both connectivity and location enabled markets. We are excited about the market opportunity, which is being driven by growing consumer demand for a greater functionality in a broad range of mobile products.

Our customers’ response to the SiRF—CSR merger announcement has been quite positive and has reinforced our belief that this merger creates significant strategic benefits for our customers. By creating a global leader in connectivity and location platforms, we bring a strong portfolio of products and technologies for our customers to take advantage of.

This combined company will have significant economies of scale to capitalize on large and growing opportunities for multi-function radio and multi-function system platforms optimized for key target markets.

Since the planned merger announcement, we have formed a small dedicated team to focus on the integration and strategic planning process. As we expected, the team shares a common vision of leading the connectivity and location enabled markets.

Culturally, our companies are quite similar: both have been industry pioneers in their respective fields, both have successfully competed against much larger companies through innovative technologies and independently both have focused on bringing the benefits of Bluetooth connectivity and GPS location to mainstream consumers. We intend to take advantage of our combined capabilities to deliver products that have market leading performance while helping our customers to lower their system costs and thus make innovative location and connectivity enabled systems more affordable to consumers.

While building on our market leadership positions and creating the single largest provider of integrated connectivity and location platforms, the transaction is also anticipated to provide substantial synergy opportunities. Thank you.

Before we start the question-and-answer session, I should point out that there are certain issues of confidentiality relating to various customers or partners and the planned merger that we are required to respect, and this may limit how completely we are able to answer your question. At this time, we will open it up to questions from callers.

Operator

(Operator instructions). Our first question comes from Nicolas Gaudois, UBS, please go ahead.

Nicolas Gaudois – UBS – Analyst

Hi there. Can you give us a bit more clarity on what you see as the drivers of the new up tick in the second quarter by end markets that could be quite useful? My second question is, what outlook should we expect for cash flows? As you said, you have, I think, $9 million receivables coming back into cash in the fourth quarter. Could you give some degree for cash burn? How do you look at the recent two years second quarters with working capital in mind? Thank you.

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

I will take the first part of the question and I guess Dennis will take the second. As far as the markets are concerned, if you look at the first quarter, the automotive side of the market was relatively weak. In the second quarter, we see stabilization across the market segment, and I have some view that in anticipation of the holiday fever coming up, the consumer oriented automotive system market is also going to show better signs of stabilization, but we do expect to see growth and stabilization across the market segment.

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Thank you for the question. Regarding cash, a couple of things: one, on the very positive side, SIRF has fully implemented its operating expense reductions and we are in the very final stages of the reduction in force that we’ve put in place. As a result, we’ve had positive results in terms of cash and in terms of regulating our cash expense. In the first quarter, net of the one-time note receivable that we received, we had a cash burn of approximately $15 million and I would expect that, based on the increase in revenues for the second quarter, that rate to be slightly lower, perhaps in the $10 million range in the second quarter. We don’t give long-term cash projections, but again on the positive side, we’ve fully implemented our operating expense reduction and are confident on our cash position.

Nicolas Gaudois – UBS – Analyst

Very quick follow up. You talked about additional attrition on top of reduction in force, could you maybe give a background where it came from besides marketing, central functions or R&D? Thank you.

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Again that’s a good question. When I mentioned the attrition, I said to a lesser extent there has been some attrition. We consider that just part of the normal turnover that any company, especially here in Silicon Valley experiences. It was not in any one particular area and we don’t believe that the attrition that we did experience in the first quarter would have any negative impact on our business at all.

Nicolas Gaudois – UBS – Analyst

Okay, thank you very much.

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

You’re welcome. Thank you.

Operator

Your next question comes from the line of Yair Reiner, Oppenheimer. Please go ahead.

Mike (from the line of Yair Reiner) – Oppenheimer – Analyst

Hi, this is Mike calling in for Yair. I just want to get a sense of inventories and the channel. Is there anything you’re seeing? It seems like there’s a kind of glut drop everywhere in the first quarter and fourth quarter. Was it too much or is it now in the rebound? How is it looking?

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

Yes, we did clearly see some inventories not exactly in our channel as much as in the end market channels, depending on different geographies. There were different levels of inventories. As Dennis indicated, loss of our revenue in the first quarter was backend loaded, and those were some of the early signs of that inventory being cleared up. The second quarter guidance which we have given indicates to us, based on the customer feedback we are getting, that there are non-merger inventory issues and customers are actually starting to ramp up for increasing demand. We don’t see any real merger issues as we talk of the geographies as far as an employee is concerned.

Mike (from the line of Yair Reiner) – Oppenheimer – Analyst

Okay, so it’s not an inventory of replenishment, it’s actually a stabilization of demand you’re saying.

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

That is correct. Especially in the PND market. Demand in some of the developing markets is also coming up.

Mike (from the line of Yair Reiner) – Oppenheimer – Analyst

Excuse me, can you repeat that last part of your answer?

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

I said that especially in the PND-type of markets, we’re starting to see demands ramp up in some of the developing markets and not just the U.S. and the European markets.

Mike (from the line of Yair Reiner) – Oppenheimer – Analyst

Oh, I see. Okay, thank you. I’ll get back on queue.

Operator

Next we’ll go to Scott Middleman from AM Investment. Please go ahead.

Scott Middleman – AM Investment – Analyst

Hi, thanks for taking my question. I was wondering when the F-4 is going to come out so we can just get a little more background on the transaction and make that Q to closing deadline.

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

We are targeting a mid-May timeframe. Hopefully the F-4 will be out for review by the middle of May.

Scott Middleman – AM Investment – Analyst

Thank you. Is there any update on synergies? Have you guys done any more synergies throughout the process?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Yes. Of course, we’ve always stated that we believe that there would be both revenue and cost synergies in the combined merger. Both companies are working to identify those, and I think we will hear more about those once the merger is completed.

Scott Middleman – AM Investment – Analyst

Alright, thank you very much.

Operator

Next, we have a follow-up from the line of Yair Reiner. Please go ahead.

Mike (from the line of Yair Reiner) – Oppenheimer – Analyst

Okay. Just on the second quarter guidance, just how much visibility or kind of order volume? I know you mentioned the first quarter was back-end loaded. I guess you are seeing stronger order patterns. How is your visibility or backlog?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Hi Mike. Thanks for your question. We have had positive backlog coming into the second quarter. At this point in the quarter, our backlog is at or slightly above where we would normally expect it. So we’re very confident on our backlog going into the second quarter.

Operator

We have a follow up from Nicolas Gaudois from UBS. Please go ahead.

Nicolas Gaudois – UBS – Analyst

Yes, just to follow up a little bit on that. How much time would you need to achieve mid-quarter guidelines at this stage?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

I’m sorry, could you repeat your question?

Nicolas Gaudois – UBS – Analyst

Sure. Looking at your mid-quarter guidelines for the second quarter, $44 million, how much turns would you require to make a bad financial number, if any at all?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Well, we don’t give specific revenue turns information like that. Again, I will restate that at this point in the quarter, we do have a strong backlog that is at or ahead of where we would typically expect it to be in this quarter, and so we are confident in our backlog and in our guidance.

Nicolas Gaudois – UBS – Analyst

Thank you very much.

Operator

Our next question comes from Drew Frigdor from Tideman. Please go ahead.

Edmond Bafford – Tideman – Analyst

Hey Dennis, this is Edmond Bafford in for Drew Frigdor. I just wanted to see if there’s any update on the U.S. Customs process. Have we got any information back from them?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

I’ll let Kanwar answer that question for you.

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

We have not yet heard from U.S. Customer regarding approval. Customs is reviewing our modified products, which we strongly believe complied with ITC ruling, but you know it’s difficult to predict with any certainty when Customs will complete its review. Hopefully, we’ll be notified about that as soon as it’s available.

Edmond Bafford – Tideman – Analyst

Do you think we’ll have an update in the F-4 and the proxy?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

It will be a matter of timing. If we receive a positive Customs report – a Custom’s response, of course it would be included; but at this time, we don’t know the timing of when we would expect that.

Edmond Bafford – Tideman – Analyst

That’s not a requirement for the deal to get done?

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

No, it is not.

Edmond Bafford – Tideman – Analyst

We feel comfortable that things are going smoothly and that there is not an issue and the work-around works?

Kanwar Chadha – SiRF Technology Holdings, Inc. – Founder and Vice President, Strategic Corporate Initiatives, Corporate Marketing

As I said, we strongly believe that our background complied with the ITC ruling, but beyond that, it’s difficult to predict.

Edmond Bafford – Tideman – Analyst

Okay, thank you very much.

Operator

It appears at this point we have no further questions from the phone lines.

Dennis Bencala – SiRF Technology Holding, Inc. – Chief Financial Officer

Well, thank you again. That was our last question and we would like to thank you for participating in today’s call.

FORWARD LOOKING STATEMENTS

Forward Looking Statements

This communication contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent the current expectations and beliefs of management of SiRF concerning the transactions contemplated by the proposed merger with CSR, including statements relating to the companies’ plans, expectations and intentions, including words such as “expect,” “will,” “can be,” “should” and other similar expressions that are not statements of historical fact. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. The risks and uncertainties SiRF faces include, without limitation: the ability to obtain the approval of the merger agreement by SiRF’s stockholders and CSR’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the proposed merger on the proposed terms and timeframe; the possibility that the proposed merger does not close when expected or at all, and other risks and uncertainties, including those detailed from time to time in SiRF’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), including SiRF’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, SiRF refers you to “Part II, Item 1A. RISK FACTORS” of SiRF’s Quarterly Report on Form 10-Q for the fiscal period ended March 28, 2009 filed with the SEC on May 5, 2009, for additional information regarding the risks and uncertainties discussed above, as well as additional risks and uncertainties that may affect SiRF’s actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and SiRF undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of SiRF’s proposed merger with CSR. In connection with the transactions contemplated by the proposed merger, CSR intends to file with the SEC a Registration Statement on Form F-4 containing a proxy statement/prospectus for the stockholders of SiRF and each of SiRF and CSR plan to file other documents with the SEC regarding the proposed merger. The definitive proxy statement/prospectus will be mailed to stockholders of SiRF. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SiRF’s STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about SiRF and CSR at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. SiRF’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to SiRF, 217 Devcon Drive, San Jose, CA, 95112-4211, Attention: Investor Relations, +1 (408) 392-8480 or CSR, Unit 400, Cambridge Science Park, Milton Road, Cambridge, CB4-0WH, United Kingdom, Attention: Investor Relations, +44 (0) 1223 692 000.

SiRF and its directors and executive officers, CSR and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from SiRF’s stockholders with respect to the proposed merger. Information about SiRF’s directors and executive officers and their ownership of SiRF’s common stock is set forth in the proxy statement/prospectus. SiRF has been informed by CSR that none of CSR’s directors and executive officers holds any direct or indirect interests in SiRF. Stockholders may obtain additional information regarding the interests of SiRF and its directors and executive officers and CSR and its directors and executive officers in the proposed merger, which may be different than those of SiRF’s stockholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the proposed merger as filed with the SEC.